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                                                                  EXHIBIT 10.2.1

                               SERVICES AGREEMENT

     THIS SERVICES AGREEMENT ("Agreement") is made as of October 24, 2006, by and between Edentify, Inc., with its principal place of business at 74 West Broad Street, Suite 350, Bethlehem, Pennsylvania, 18018 ("Edentify"), and ChoicePoint Public Records Inc., with its principal place of business at 1000 Alderman Drive, Alpharetta, Georgia 30005 ("ChoicePoint").

     WHEREAS, Edentify wishes to engage ChoicePoint to perform certain services in connection with Edentify's ongoing activities to assist its customers in connection with the detection and prevention of fraud, specifically the provision of a fraud detection score (the "Score") to such customers; and

     WHEREAS, ChoicePoint wishes to perform such services in accordance with the terms and conditions of this Agreement (and any Schedules entered into concurrently with or subsequent to this Agreement);

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, all capitalized terms will have the meaning ascribed to them as follows or as otherwise set forth in this Agreement:

1.1 "Agreement" means this Agreement and any SOW attached as a Schedule to the Agreement, each of which is incorporated into and made a part of this Agreement.

1.2 "Affiliates" means with respect to any person or entity, any other person now existing or existing in the future, that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that person or entity.

1.3 "Change of Control" means the purchase, merger or other transaction regarding a Party whereby a third party assumes control of such Party. For purposes of this definition, "control" shall mean the ability to direct the management or policies of a Party by ownership, contract or otherwise.

1.4 "ChoicePoint Data" or "ChoicePoint Databases" means the data, records or information, and their compilation in databases that ChoicePoint maintains or accesses during the performance of the Services set forth in a SOW.

1.5 "ChoicePoint Marks" means all corporate names, domain names, trademarks, service marks and logos owned by ChoicePoint.

1.6 "Confidential Information" includes (without limitation) the ChoicePoint Data, ChoicePoint Databases, Intellectual Property of the Parties, the data provided by either Party to the other in connection with performance of this Agreement, information regarding each Parties' business processes, methods and plans, any business or technical information of a Party or its customers, including but not limited to any information relating to a Party's or its customers' product plans, designs, costs, finances, marketing plans, business opportunities, customer information, personnel, research, development or know-how. Confidential Information does not include information which (i) is already known by the recipient, (ii) becomes, through no act or fault of the recipient, publicly known or available, (iii) is received by recipient from a third party without a restriction on disclosure or use, (iv) is independently developed by recipient


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without reference to the Confidential Information or (v) is required to be disclosed as a result of legal process or government regulation.

1.7 "Derivative" means a revision, modification, translation, abridgment, condensation, expansion or any other form in which pre-existing works of a Party may be recast, transformed, or adapted.

1.8 "Effective Date" means the date, as first set forth, of this Agreement or any SOW, as applicable.

1.9 "Fees" means the charge owed by Edentify to ChoicePoint for Services rendered in accordance with a SOW.

1.10 "Edentify Marks" means all corporate names, domain names, trademarks, service marks and logos owned by Edentify.

1.11 "Intellectual Property" means all (a) patents, (b) trademarks, service marks, domain names, trade dress, logos, trade names and corporate names, (c) copyrights, (d) computer software and data, (e) trade secrets and confidential business information, whether patentable or un-patentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (f) applications and registrations related to any of the foregoing, (g) other proprietary rights relating to any of the foregoing, and (h) copies and tangible embodiments thereof.

1.12 "Marks" means the Edentify trademarks and service marks, or the ChoicePoint trademarks or service marks, as applicable.

1.13 "Parties" means both Edentify and ChoicePoint collectively.

1.14 "Party" means either Edentify or ChoicePoint individually, as applicable.

1.15 "Schedule" means the documents attached to the Agreement and signed by the Parties, if any, delineating Services to be provided by ChoicePoint and the duties of Edentify in connection with those Services.

1.16 "Scope of Work" or "SOW" means a Scope of Work or SOW describing the provision of Services under this Agreement and includes the initial SOW #1 attached hereto as Exhibit A. Except for SOW #1, each subsequent SOW (if any) will be effective, incorporated into and form a part of this Agreement when duly executed and delivered by the Parties. If there is a conflict between any SOW and this Agreement, the terms of this Agreement shall govern the provision of the Services unless expressly stated otherwise in the SOW.

1.17 "Services" means the work or functions performed by ChoicePoint as described in the initial SOW #1 attached hereto as Exhibit A and in subsequent SOW's which may be entered into by the Parties in accordance herewith.

1.18 "Subscriber" means a customer or client who receives the Score generated based upon the use of (but not containing) ChoicePoint Data and uses such Score internally as an end-user. Subscribers shall be limited to business entities which are financial institutions or credit card companies that are the end user of the Score and use the Score for fraud detection purposes only, and shall not be other entities, consumers or members of the general public; provided, that the Parties acknowledge that consumers are the subject of the inquiries which cause the provisioning of the Score to Subscribers hereunder.


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1.19 "Term" means the length of time wherein this Agreement or a SOW shall remain in full force and effect, unless earlier terminated as a result of a breach of this Agreement or a SOW. If an applicable SOW's Term is longer than the Term of this Agreement, then the Term of this Agreement shall be automatically extended to run contemporaneously with the Term of such SOW.

2. CHOICEPOINT OBLIGATIONS

ChoicePoint shall provide to Edentify the Services described in the attached SOW (or any additional SOW duly executed by the Parties). Choicepoint will timely and diligently cooperate with Edentify to perform such duties and take such actions as are necessary for Edentify to provide the Services detailed in each SOW, and Choicepoint shall at all times act in good faith and abide by the terms and conditions of this Agreement and any SOW duly executed by the Parties.

3. EDENTIFY OBLIGATIONS

Edentify will timely and diligently cooperate with ChoicePoint to perform such duties and take such actions as are necessary for ChoicePoint to provide the Services detailed in each SOW, and Edentify shall at all times act in good faith and abide by the terms and conditions of this Agreement and any SOW duly executed by the Parties. Edentify may utilize the Services described in the SOW to provide the Score only to Subscribers.

4. PAYMENT OF FEES

Edentify shall pay the Fees due under this Agreement as specified in the applicable SOW. All Fees are exclusive of any sales, use or other tax related to ChoicePoint's performance of Services. Edentify will be responsible for assessing and remitting to the appropriate taxing authority any sales, use or other tax related to the performance of Services by ChoicePoint regardless of whether that tax is currently existing or later enacted. Notwithstanding the foregoing, neither Party will be responsible for taxes imposed on the revenues or income of the other Party.

5. INTELLECTUAL PROPERTY

5.1 Each Party shall at all times retain full and complete ownership in and to all Intellectual Property and Derivatives thereof existing as of the Effective Date, and to all Intellectual Property and Derivatives thereafter created by a Party outside the scope of the obligations specifically identified in a SOW. Furthermore, there are no implied licenses under this Agreement or any SOW. Any rights not expressly granted under this Agreement or a SOW is reserved by the owner of the Intellectual Property.

5.2 Neither Party shall use the other Party's Marks without the other Party's prior written consent, nor upon the expiration or termination of this Agreement will either Party continue any use of the other Party's Marks. Notwithstanding consent of use, title to and ownership of Party's Marks will remain with the owner of a Mark, and a Party using the Marks of another Party shall not take any action inconsistent with the other Party's right, title and interest in and to the Marks.

5.3 Neither Party shall reverse engineer, decompile or disassemble the algorithms, source or object code of the other Party or any portion thereof, nor otherwise attempt to create or derive the algorithms, source object code of the other Party for any reason whatsoever. Each Party acknowledges and agrees that unauthorized reproduction, use, or disclosure of such technology or any part thereof is likely to cause irreparable injury to the owner of such technology, who shall therefore be entitled to injunctive relief to enforce these restrictions, in addition to any other remedies available at law, in equity, or under this Agreement, and without the need to post bail even if ordinarily required.


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6. WARRANTIES

6.1 ChoicePoint warrants that (i) it, and each of the agents that it uses to provide and perform the Services, as applicable, have the necessary knowledge, skills, experience and resources to provide and perform the Services in accordance with the terms of this Agreement and each SOW; (ii) the performance of the Services in each SOW will not infringe upon or misappropriate the Intellectual Property of any third party; and (iii) the performance of the Services shall be in accordance with the specifications set forth in any SOW attached hereto.

6.2 Each Party warrants to the other Party that it (a) is an entity in good standing in all jurisdictions in which it is required to do so in order to do business; (b) has all necessary consents, licenses or permits necessary to perform their respective obligations under this Agreement and any duly executed SOW; (c) has the right to enter into this Agreement and each SOW, and (d) that it has the requisite authority to execute and deliver this Agreement and any subsequently executed SOW and to perform the Services and obligations set forth therein.

6.3 ChoicePoint does not warrant that the Services as described in each SOW will operate uninterrupted or error-free, however, the Services shall operate substantially as described therein and ChoicePoint shall take prompt commercially reasonable steps to mitigate the effects of a material interference with the operations of the business of Edentify caused by ChoicePoint. Except as specifically set forth in this Agreement, ChoicePoint does not make and hereby disclaims any warranty, express or implied, with respect to the Services provided hereunder. Notwithstanding the foregoing, ChoicePoint acknowledges and agrees that any substantial interruption of Edentify's business as a result of material errors or disruption of Services provided by ChoicePoint that has not been substantially remedied and the effects thereof mitigated within (5) business days (or any extension thereof by the Parties in writing) after notice of such issue in writing by Edentify to ChoicePoint (given in accordance with the notice provisions of this Agreement) shall be deemed a material breach of this Agreement and/or any duly executed SOW, whereupon the termination notice and cure provisions of Section 8.2 hereof shall apply.

6.4 Each Party warrants that it will comply, to the extent required, with all applicable laws and regulations, including (without limitation) the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801 et seq.) ("GLBA") and the Driver's Privacy Protection Act (18 U.S.C. Section 2721 et seq.) ("DPPA"), regarding the performance of their obligations under this Agreement and each SOW, including without limitation, developing (if necessary) and implementing commercially reasonable measures to protect, as required by applicable law, the security and confidentiality of Confidential Information received from the other Party. Notwithstanding the foregoing, Edentify acknowledges that some of the ChoicePoint Data maintained in the ChoicePoint Databases is subject to the provisions of the GLBA and DPPA, and hereby agrees that, if accessing same, Edentify shall at all times have a permissible purpose to access such regulated information. With respect to data governed by the GLBA, Edentify understands and acknowledges that ChoicePoint has identified industry-specific GLBA-appropriate uses for which the ChoicePoint Data is to be used, and Edentify understands and acknowledges that GLBA may be amended at any time and/or that other industry principles or ChoicePoint policies and procedures may be amended at any time, which may have the effect of either limiting or expanding the ability of Edentify or its Subscribers to use the ChoicePoint Data. Edentify understands and acknowledges that the Subscriber(s) must agree to state their appropriate use for the Score, must limit their use to those stated purposes, and must take appropriate measures so as to protect against any misuse.

6.5 Edentify acknowledges and understands that ChoicePoint Data has not been collected for FCRA (as defined below) purposes and is not intended to be indicative of any consumer's credit worthiness, credit standing, credit capacity, or other characteristics listed in Section 603(d) of the Fair Credit Reporting Act ("FCRA"), 15 U.S.C. Section 1681a, and that ChoicePoint is not a "consumer reporting agency" or a furnisher of "consumer reports" as such terms are defined in the FCRA. Edentify agree not to use any ChoicePoint Data, which is the subject of this Agreement, for consumer credit granting,


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consumer insurance underwriting, employment purposes, tenant screening purposes, or for any other purpose(s) specified by the FCRA or similar state or federal statute. The ChoicePoint Data is to be used for investigative or detection purposes only. If, at any time upon the written advice of outside legal counsel to ChoicePoint, ChoicePoint believes that Edentify's use of the ChoicePoint Data may cause ChoicePoint to be deemed a "consumer reporting agency" or be deemed to be furnishing "consumer reports," then ChoicePoint shall have the right to terminate this Agreement immediately upon written notice to Edentify without liability by ChoicePoint, and Edentify and its Subscribers will, upon receipt of such notice, immediately cease the use of the Services and ChoicePoint Data.

6.6 EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, EACH PARTY PROVIDES ALL DATA, SERVICES, AND INFORMATION TO THE OTHER PARTY "AS IS" AND EACH PARTY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ADDITIONALLY WITH RESPECT TO DATA AND INFORMATION, ACCURACY, CORRECTNESS, CURRENTNESS AND COMPLETENESS WITH RESPECT TO SUCH DATA AND INFORMATION.

7. ACCOUNT MANAGERS

Each Party will assign an account manager, or other person with equivalent responsibilities within its respective organization, to be the principal point of contact for all communications related to such Party's performance.

8. TERM AND TERMINATION

8.1 Unless earlier terminated as provided in this Agreement, the Term of this Agreement will begin on the Effective Date and continue for three years. The Term shall automatically renew for successive one (1) year renewal Terms unless either Party notifies the other Party in writing that it intends not to renew at least ninety (90) days prior to the expiration of the initial Term or any renewal Term or this Agreement is otherwise terminated as provided herein. Upon the expiration of this Agreement, or the earlier termination hereof for any reason (i) all license rights granted in this Agreement to one Party by the other will terminate; (ii) each Party will promptly pay the other Party for all amounts accrued as of the date of termination; (iii) each Party will cease using and return, or certify the destruction of, the other Party's Confidential Information, and (iv) the Parties shall take such other actions, or cease from acting, as reasonably required due to such termination. Sections 1, 4, 5, 6.6, 9, 10, 11, 12, 14.1, 14.2, 14.6, 14.7, 14.8 and 14.9 will survive expiration or termination of this Agreement.

8.2 If one Party is in breach of a material provision of this Agreement or any SOW, then the non-breaching Party may terminate this Agreement by providing fifteen (15) business days written notice thereof to the other Party; provided, however, that the breaching Party shall have fifteen (15) days from receipt of written notice to cure the breach. Notwithstanding the foregoing, if Edentify has breached, or ChoicePoint reasonably and in good faith suspects that Edentify has breached any provision Section 9 herein, ChoicePoint may suspend the provision of Services hereunder, upon the provision of three (3) business days advance written notice to Edentify, and until ChoicePoint can reasonably determine whether a breach has occurred as soon as possible; provided, however, that in situations where ChoicePoint suspects a breach ChoicePoint may not suspend the Services for more than two (2) business days while determining whether a breach occurred. Furthermore, Edentify's obligation to make payments due under this Agreement shall be temporarily suspended during any such suspension of the services.

8.3 In the event either Party ceases conducting business in the ordinary course; makes a general assignment for the benefit of its creditors; files a petition seeking or acquiescing in any relief for itself under any present or future federal, state or other statute or law relating to bankruptcy, insolvency or other


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relief for debtors; seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of all or any part of its business or property; this Agreement may be automatically and immediately terminated by either Party upon written notice to the other Party.

8.4. If at any time during the Term or any renewal Term, applicable law or regulation, or ChoicePoint policy or procedure, restricts or forbids ChoicePoint's resale of ChoicePoint Data ("Restricted ChoicePoint Data"), ChoicePoint shall have the right to restrict or terminate the use of such Restricted ChoicePoint Data, and if all of the ChoicePoint Data is or becomes Restricted ChoicePoint Data, then ChoicePoint may, in its discretion, terminate this Agreement upon thirty (30) days prior written notice to Edentify.

9. SECURITY AND OTHER PROVISIONS

9.1 The development, implementation and provision of the Services to Edentify shall be in accordance with and subject to ChoicePoint policies and procedures regarding information security. If Edentify is authorized by ChoicePoint pursuant to a SOW to access ChoicePoint Data in any way, then Edentify shall monitor and restrict such access to its authorized employees only, and implement security measures to ensure that only such authorized employees may utilize such access. Such procedures shall be at least as secure as those Edentify uses to monitor and control access to its own most sensitive data. Edentify will comply with the reasonable procedures and modifications to such procedures as may be communicated by ChoicePoint to Edentify in writing from time to time, and shall issue direction and appropriate instructions regarding these measures and the contractual restrictions herein to any Edentify employee receiving such access.

9.2 In the event that Edentify learns or has reason to believe that ChoicePoint Data has been disclosed or accessed by an unauthorized party by or through Edentify, Edentify will promptly give notice of such event to ChoicePoint within seventy two hours. Furthermore, in the event that Edentify has access to personally identifiable information (e.g., Social Security Numbers, Driver's License Numbers or Dates of Birth) in connection with the Agreement or any SOW, the following shall apply: Edentify acknowledges that upon unauthorized access or disclosure of such personally identifiable information contained within the ChoicePoint Data by or through Edentify (a "Security Event"), Edentify shall, in compliance with law, notify the individuals whose information was disclosed that a Security Event has occurred. In addition, in the event of a Security Event and the parties mutually agree to take remedial actions, Edentify shall bear the expense of such remediation consistent with industry best practices in such circumstances (i.e., credit monitoring on such individuals for one year). Edentify shall be responsible for any other obligations which may be required pursuant to applicable law in connection with such a Security Event.

9.3 With respect to Edentify's Subscribers, Edentify shall monitor and control access to the Score by Subscribers and implement security measures to ensure that only authorized and legitimate Subscribers of Edentify may receive the Score. Such procedures shall include, at a minimum, those procedures set forth on Exhibit B attached hereto. In addition, Edentify will comply with the reasonable procedures and modifications to such procedures as may be communicated by ChoicePoint to Edentify in writing from time to time. No Subscriber may use or access the Score until execution by Subscriber of an Edentify service agreement which shall contain, at a minimum, in substance, the terms and conditions attached hereto as Exhibit C. ChoicePoint shall be provided with an exemplar of such agreement containing the terms and conditions.

9.4 Edentify shall maintain thorough records for a period of five (5) years which will permit the identification of (i) each Subscriber accessing, or otherwise provided with, the Score, (ii) the type of access provided, and (iii) the intended use of the Score as identified by the Subscriber (i.e., GLBA and/or DPPA permitted purposes).


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9.5 Edentify is expressly prohibited from selling, marketing or otherwise providing the Score to resellers, re-marketers, brokers or other entities that are not Subscribers, without the prior written consent of ChoicePoint. In the event that Edentify receives, obtains or is otherwise provided with access to ChoicePoint Data, Edentify further acknowledges that it shall not disclose, reproduce, copy, or otherwise transfer for any purpose any ChoicePoint Data (except as expressly permitted in Section 2.12 of SOW #1 or any subsequent SOW). If a Subscriber attempts to gain access to the ChoicePoint Data or grant access to or distribute the Score to any third party in violation of this Agreement, Edentify shall promptly notify ChoicePoint as provided herein. ChoicePoint reserves the right to either terminate or require Edentify to terminate the access of any Subscriber of Edentify found to be improperly accessing the ChoicePoint Data or improperly granting access to or distributing the Score.

9.6 Edentify shall not assign, transfer, sublease, sublicense, rent, sell, offer for sale or resell the ChoicePoint Data in any way nor, nor site license the ChoicePoint Data in whole or in part to any third party (except as expressly permitted in Section 2.12 of SOW #1 or any subsequent SOW).

9.7 With respect to personally identifiable information regarding consumers, the parties further agree as follows: ChoicePoint has adopted the "ChoicePoint Privacy Principles" ("Principles") recognizing the importance of appropriate privacy protections for consumer data and Edentify agrees that Edentify (including its directors, officers, employees or agents) will abide by the Principles, as they may be amended and communicated to Edentify from time to time (the Principles are available at www.privacyatchoicepoint.com). Edentify shall implement and maintain reasonable security procedures and practices appropriate to the nature of the information it accesses at ChoicePoint, to protect the personal information from unauthorized access, destruction, use, modification or disclosure.

9.8 Edentify will provide ChoicePoint legal and compliance employees with such access to Edentify's services and systems at no cost to ChoicePoint for compliance purposes as is reasonably necessary for ChoicePoint personnel to confirm that all terms of this Agreement are being met. Edentify understands and agrees that in order to ensure compliance with applicable laws, rules, regulations and ChoicePoint policies, ChoicePoint and its third party suppliers (such as credit bureaus and/or department of motor vehicles, as applicable) have the right to conduct periodic audits and reviews of Edentify and Subscribers' activity, including on-site visits. In addition, ChoicePoint and its third party Suppliers may contact or visit Edentify to demonstrate, verify and/or obtain documentation of compliance herewith. Any intentional or violation that is continuing after written notice of same to Edentify by Edentify or its Subscriber(s) may result in immediate termination of this Agreement thereafter upon advance written notice to Edentify. In addition, ChoicePoint may terminate Edentify's access to ChoicePoint Data on five (5) days advance written notice to Edentify in the event that Edentify's access or use of any ChoicePoint Data is
(a) the subject of adverse consumer reaction related to consumer privacy issues or (b) the subject of any investigation, proceeding or litigation by any governmental agency.

9.9 ChoicePoint may, at any time, impose restrictions and/or prohibitions on Edentify's use of ChoicePoint Data, ChoicePoint Databases or components thereof. Edentify understands that such restrictions or changes in access may be the result of a modification in ChoicePoint policy, a modification of contracts with its data suppliers, a modification in industry standards, a Security Event or a change in law or regulation. Upon prompt reasonable advance written notification by ChoicePoint of such restrictions, Edentify agrees to comply with such restrictions.

9.10 Notwithstanding any other provision of this Agreement, the content and format of the ChoicePoint Data are subject to change. Such content and format changes may include, but are not limited to, changes in data or records provided by ChoicePoint suppliers, changes in available records or fields, and changes in the format of the information provided by ChoicePoint's data suppliers. ChoicePoint assumes no responsibility and shall not be liable for any costs incurred by Edentify as a result of any such content or format change. ChoicePoint will notify Edentify promptly in writing of any changes to the ChoicePoint Data or Edentify's use of the ChoicePoint Data hereunder. In the event that


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such changes materially adversely affect Edentify's agreements with its
Subscribers, Edentify may terminate this Agreement pursuant to notice as provided in Section 14.7 of this Agreement and shall pay to ChoicePoint the termination charges as may be applicable under Section 5.4 of SOW #1.

9.11 All service, marketing or other messages that appear on the Score, which reference the ChoicePoint name or ChoicePoint logo, shall be approved in writing by ChoicePoint prior to their use. Edentify shall not, in any advertising, press releases, or other promotions, use ChoicePoint's name or logo, without prior written approval. Neither party shall disclose to any third parties the terms, conditions or contents of this Agreement except to the extent that it is necessary to ensure that the Subscribers comply with the applicable restrictions of this Agreement or to the extent required by applicable federal securities laws or regulations. Edentify shall not advertise that ChoicePoint is the source of the ChoicePoint Data contained therein, except with ChoicePoint's prior written permission.

10. INDEMNIFICATION

10.1 Edentify Indemnification. Edentify shall protect, defend, indemnify and hold ChoicePoint and each of its Affiliates and the officers, directors, agents, representatives, employees, successors and assigns of each, harmless from and against any and all third-party claims, damages, losses, liabilities, obligations, settlements, injunctions, suits, actions, counterclaims, proceedings, liens, demands, charges, fines, penalties, costs and expenses of every kind and nature (whether based on tort, breach of contract, product liability, patent or copyright infringement or otherwise), including, without limitation, reasonable fees and expenses of attorneys and other professionals, and disbursements which may be imposed on, incurred by or asserted against the persons hereby required to be indemnified (but not against any of the same to the extent that a negligent or willful act or omission of any such person was the cause of same) (collectively, "Loss"), by whomsoever asserted, arising directly or indirectly from, out of, or based on:

     (a) any failure by Edentify to perform any of the agreements, terms, covenants or conditions of this Agreement to be performed by Edentify or any breach of any representation or warranty made by Edentify in this Agreement;

     (b) the failure of Edentify or its Affiliates to comply with applicable law;

     (c) the use by ChoicePoint or its Affiliates of any Edentify Intellectual Property, provided that such use was in accordance with the terms and conditions of this Agreement or any duly executed SOW or as otherwise permitted or approved by Edentify in writing;

     (d) any use of information or results by Edentify (or any third party receiving such information or results from or through Edentify) furnished by or through ChoicePoint.

As a condition precedent to receiving the above-described indemnification, ChoicePoint shall: (i) give Edentify notice of the relevant claim as soon as practicable, but in all events, within a period of time that will not prejudice the rights of Edentify, (ii) cooperate with Edentify, at Edentify's expense, in the defense of that claim, and (iii) give Edentify the right to control the defense and settlement of any claim, except that Edentify will not enter into any settlement that either (a) involves a remedy other than the payment of money by Edentify, or (b) any admission on behalf of ChoicePoint without ChoicePoint's prior written approval. ChoicePoint will have the right to participate in the defense at its expense.

10.2 ChoicePoint Indemnification. ChoicePoint shall protect, defend, indemnify and hold Edentify and each of its Affiliates and the officers, directors, agents, representatives, employees, successors and assigns, of each, harmless from and against any and all Loss, by whomsoever asserted, arising directly or indirectly from, out of, or based on:


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     (a) any failure by ChoicePoint to perform any of the agreements, terms, covenants or conditions of this Agreement to be performed by ChoicePoint or any breach of any representation or warranty made by ChoicePoint in this Agreement. In the event that the third party claim is based upon allegations of intellectual property or patent infringement, then ChoicePoint will promptly, at its sole option and expense and in addition to its obligations under the foregoing paragraph (i) modify the manner in which it performs, uses or otherwise receives the Services to make the provision, use or receipt of the Services non-infringing, provided that the functionality of the Services is not compromised, or (ii) procure the right to continue providing the Services, all in the case of an infringement claim against the provision of ChoicePoint's data or technology without any additional cost to Edentify; provided, however, that if options (i) and
     (ii) are commercially impracticable, then either Party may terminate the applicable SOW with sixty (60) days prior written notice.

     (b) the failure of ChoicePoint or its Affiliates to comply with applicable law;

     (c) the use of Edentify or its Affiliates of any ChoicePoint Intellectual Property, provided that such use was in accordance with the terms and conditions of this Agreement or any duly executed SOW or as otherwise permitted or approved by ChoicePoint in writing;

     (d) any use, by ChoicePoint or its Affiliates and representatives, in violation of this Agreement, of Confidential Information received by ChoicePoint from or through Edentify.

As a condition precedent to receiving the above-described indemnification, Edentify shall: (i) give ChoicePoint notice of the relevant claim as soon as practicable, but in all events, within a period of time that will not prejudice the rights of ChoicePoint, (ii) cooperate with ChoicePoint, at ChoicePoint's expense, in the defense of that claim, and (iii) give ChoicePoint the right to control the defense and settlement of any claim, except that ChoicePoint will not enter into any settlement that either (a) involves a remedy other than the payment of money by ChoicePoint, or (b) any admission on behalf of Edentify without Edentify's prior written approval, which shall not be unreasonably withheld. Edentify will have the right to participate in the defense at its expense.

11. LIABILITY LIMITS

11.1 Neither ChoicePoint, nor any of its third-party data providers shall be liable to Edentify (or to any person claiming through Edentify to whom Edentify may have provided data received from ChoicePoint) for any loss or injury arising out of or caused in whole or in part by ChoicePoint's acts or omissions in procuring, compiling, collecting, interpreting, reporting, communicating, or delivering the Services.

11.2 The Parties agree that the other Party's aggregate liability for any and all loses or injuries arising out of any act or omission of such Party in connection with anything to be done or furnished under this Agreement, regardless of the cause of the loss or injury, and regardless of the nature of the legal or equitable right claimed to have been violated, shall never exceed the amounts paid under this Agreement (or pursuant to any SOW) during the prior twelve (12) months; provided, however, that such limitation of liability shall not apply to either Party's indemnification obligation detailed in Section 10 (Indemnification), or any breach of the provisions of Section 5 (Intellectual Property), Section 9 (Security) or Section 12 (Confidential Information) hereof, and Edentify covenants and promises that it will not sue ChoicePoint for an amount greater than such sum even if Edentify and/or third parties were advised of the possibility of such damages.

11.3 Neither Party will be liable to the other Party or any third party for any special, exemplary, punitive, indirect, multiple, incidental or consequential damages, including (without limitation) lost profits, arising out of or in connection with this Agreement or a SOW whether based in contract, tort (including, without limitation, negligence) or on any other legal or equitable grounds.


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

11.4 Access to the ChoicePoint Data may be subject to interruptions caused by data suppliers, communications carriers or other related companies. ChoicePoint will make prompt reasonable efforts to notify Edentify of any significant interruptions to the ChoicePoint Data that may be reasonably anticipated and that are under the control of ChoicePoint. ChoicePoint is not liable for any damages arising out of the operation, functionality, availability or lack thereof of the ChoicePoint Data, actions of its data suppliers, communications carriers or other related companies

12. CONFIDENTIAL INFORMATION

12.1 Each Party will protect the other Party's Confidential Information with at least the same level of care that it uses to protect its own information of a similar nature, but in no event less than a reasonable standard of care for the type of Confidential Information, and (a) will not disclose the Confidential Information to third parties, or (b) use the Confidential Information for any purpose not specifically permitted hereby. In the event that the receiving Party of Confidential Information becomes legally compelled (by legal process, by any federal or state law or regulation) to disclose any Confidential Information, it will provide the disclosing Party with prompt prior written notice of such requirement so that the disclosing Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the receiving Party shall disclose only that portion of such Confidential Information that it is advised by its legal counsel is legally required to be disclosed and to use reasonable efforts to obtain assurance of confidential treatment of the Confidential Information to be disclosed, if and to the extent such treatment is possible. Each Party acknowledges that breach of this Section 12 could cause irreparable harm to the other Party for which monetary damages may be difficult to ascertain or an inadequate remedy. Each Party therefore agrees that the disclosing Party may, in addition to any other rights and remedies, seek injunctive relief for any violation or breach of this Section.

12.2 For purposes of this Agreement, Confidential Information shall be deemed to include the existence, terms and nature of this Agreement and the business arrangement that it contemplates; provided, however, that notwithstanding anything to the contrary herein, ChoicePoint may, in its sole discretion, disclose or publicize the existence and nature of this Agreement and the business arrangement that it contemplates to any third party or parties. Furthermore, Edentify may disclose this Agreement without consent as required by applicable securities laws and regulations, and with the prior written consent of ChoicePoint, on a case by case basis, Edentify may disclose the existence of this Agreement for security compliance and select business purposes.

12.3 The foregoing confidentiality obligations shall remain in effect during the Term and shall survive and continue for a period of six (6) years after the Agreement terminates or expires, except that the obligations with respect to Confidential Information constituting a trade secret shall survive for so long as such information remains a trade secret under applicable law.

13. INSURANCE

Edentify shall maintain during the Term of this Agreement, a business general liability insurance policy, upon which ChoicePoint is named as an Additional Insured, from a grade A or higher insurance company authorized to conduct business in the Commonwealth of Pennsylvania, and that such insurance policy have coverage in amounts not less than one million dollars (US$1,000,000.00) per claim, two million dollars (US$2,000,000.00) aggregate. Edentify will notify ChoicePoint in writing before any changes or modifications that decrease or limit coverage in a material way, or cancellations are made to such policy, and Edentify shall provide copies of the declarations page of such policies to ChoicePoint.


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

14. GENERAL.

14.1 Dispute Resolution. Company and ChoicePoint will make commercially reasonable efforts to resolve any dispute between the parties in good faith. These efforts will be done by discussions between the appropriate representatives of the parties. If a dispute should arise, such representatives will attempt to resolve the matter within five (5) business days of the matter being referred to them, or any other period agreed upon by the parties. If the matter is not resolved by them, the matter will be referred to senior officers of the parties (CEO of Company and business unit general manager of ChoicePoint), by the disputing party providing written notice of such dispute to the senior officer of the other party and to the person identified in Section
14.7 below in accordance with the notice requirements of such section. Such representatives will confer and attempt to resolve the dispute in good faith within the next ten (10) business days prior to instituting any legal action; provided, however, that the foregoing shall not limit or otherwise restrict in any way a party's right to seek equitable relief as may be available.

14.2 Governing Law. This Agreement and each SOW will be governed and construed in accordance with the internal laws of the State of New York, without giving effect to conflict of law principles thereof.

14.3 Severability; Headings. If any provision in this Agreement or a SOW is held to be invalid or unenforceable for any reason, the remaining provisions thereof will continue in full force without being impaired or invalidated in any way. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of a section.

14.4 Force Majeure. Except as otherwise provided herein, if performance under this Agreement or a SOW is interfered with by any condition beyond a Party's reasonable control (excluding payment obligations), the affected Party, upon giving prompt notice to the other Party, will be excused from performance to the extent of the condition. In the event a force majeure interferes with ChoicePoint's performance of the Service, (i) ChoicePoint will immediately take commercially reasonable steps to mitigate the force majeure as quickly as commercially reasonable to do so, and (ii) if the force majeure continues for sixty (60) or more days without the ability to mitigate the effects thereof, Edentify at its sole option may terminate this Agreement.

14.5 Independent Contractors. The Parties are independent contractors, and no agency, partnership, joint venture, employee-employer or franchiser-franchisee relationship is intended or created by this Agreement or a SOW. Neither Party will make any warranties or representations on behalf of the other Party, except as approved in writing by the other Party.

14.6 Non-Solicitation. Each Party is prohibited from, directly or indirectly, soliciting employees or contractors of the other Party during the term or performance of this Agreement and for a period of one (1) year following the termination date of this Agreement. For purposes hereof, the term "solicit" shall not include the following activities: (i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public;
(ii) participation in any hiring fair or similar event open to the public not targeted at the employees or contractors of the other Party; and (iii) negotiating with and/or offering employment to any employee or contractor of the other Party who initially contacts such Party or who engages in discussions with such Party as a result of any of the activities included in clauses (i) and
(ii). Such Party may employ any employee or contractor of the other provided that such Party has not solicited such employee in contravention of this Section 14.6.

14.7 Notice. Any notices under this Agreement will be given to the appropriate individual or officer as set forth in this Section, or at another address as a Party specifies in writing. Notice will be deemed given: (i) upon personal delivery; (ii) if sent by fax, upon confirmation of receipt; or (iii) if sent by a reputable overnight courier with tracking capabilities, one (1) day after the date of mailing.


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

     If to Edentify:                   With a copy to:
     Edentify, Inc.                    Edentify, Inc.
     74 West Broad St.                 74 West Broad St.
     Suite 350                         Suite 350
     Bethlehem, PA 18018               Bethlehem, PA 18018
     Fax: (610) 814-6836               Fax (610) 814-6836
     Attn: Chief Executive Officer     Attn: Kenneth R. Vennera, Esq.

     If to ChoicePoint:                With a copy to:
     ChoicePoint Public Records Inc.   ChoicePoint Public Records Inc.
     1000 Alderman Drive               1000 Alderman Drive
     Alpharetta, GA 30005              Alpharetta, GA 30005
     Fax: 770-752-5939                 Fax: 770-752-3170
     Attn: Legal Counsel               Attn: Marty Smith, PFG CIO

14.8 Assignment. Neither Party may assign this Agreement or a SOW in whole or in part without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that ChoicePoint may assign this Agreement without consent to an Affiliate. For purposes of this Agreement, a Change of Control of either Party shall constitute an assignment. In the event the purchaser is not a competitor of the other Party, such Party agrees not to unreasonably withhold consent.

14.9 Attorneys' Fees. The prevailing Party in any action, claim or lawsuit brought pursuant to this Agreement is entitled to payment of all reasonable attorney fees and costs expended by such prevailing Party in association with such action, claim or law suit.

14.10 No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement other than as specifically detailed for indemnification purposes in Section 10.

14.11 Entire Agreement; Waiver. This Agreement and each duly executed SOW sets forth the entire understanding and agreement of the Parties, and supercede any and all oral or written agreements or understandings between the parties, as to the subject matter of the Agreement and each SOW. Modifications, amendments or changes to the Agreement, a SOW or the Services rendered shall only be made by a writing signed by authorized representatives of both Parties. The waiver of a breach of any provision of this Agreement or a SOW will not operate or be interpreted as a waiver of any other or subsequent breach.

14.12 Counterparts. This Agreement and each SOW may be executed in one or more counterparts, each of which will be deemed an original and all of which will be taken together and deemed to be one instrument. Execution and delivery of an original via facsimile shall be valid for all purposes hereunder.

Wherefore the Parties hereto by the signatures below intend to be bound by the terms and conditions hereof as of the Effective Date.

EDENTIFY, INC.                          CHOICEPOINT PUBLIC RECORDS INC.


By: /s/ Terrence DeFranco               By: /s/ Greg Birge
    ---------------------------------       ------------------------------------
Name: Terrence DeFranco                 Name: Greg Birge
Title: CEO                              Title: V.P. and Asst. General Counsel
Date: 10/26/06                          Date: 10/30/06


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